EXHIBIT 99.1

Terra Nova Financial Group, Inc. Announces Earnings

Chicago, IL, February 21, 2008 - Terra Nova Financial Group, Inc. (OTC Bulletin Board: TNFG), a specialized financial services company providing trading, technology and brokerage services, today announced preliminary unaudited results for the three and twelve months ended December 31, 2007, including revenues of $11.7 million and $49.7 million and operating income of $1.5 million and $5.3 million, respectively.

"Our broker-dealer business posted its strongest quarter since the merger in May, 2006, generating $2.9 million in operating income for the fourth quarter of 2007", said Michael Nolan, CEO. He added, "While our technology and cost infrastructure continues to improve we have realigned our sales and support resources to focus on the company's more profitable professional and institutional client base."

During the fourth quarter the Company had a non-recurring item relating to the departure of our Chief Financial Officer, which resulted in expenses of approximately $500,000, of which $200,000 was non-cash acceleration of equity compensation expense. In addition, we recorded $500,000 of deferred tax expense which is the result of the utilization of the Company's net operating loss carryforward and reduction in the Company's deferred tax asset. The Company's income tax provision for the year ended December 31, 2007 was $2.4 million of which $1.9 million is current tax expense and $500,000 is deferred tax expense. Actual income taxes that have been or will be paid in cash for 2007 will be $1.9 million.

GAAP and Non-GAAP financial highlights include:

•	Net income per share for the three and twelve months ended December 31, 2007 was $0.02 and $0.10, respectively.
•	Net income for the three and twelve months ended December 31, 2007 was approximately $460,000 and $2.8 million, respectively. As stated above, the Company incurred approximately $1 million in non-recurring expenses during the fourth quarter of 2007, of which $700,000 is non-cash.
•	Total revenues for the three months ended December 31, 2007 decreased 20% to $11.7 million from $14.7 million in the comparable period in 2006. The majority of the decline was attributable to lower commission revenues caused by lower per ticket pricing offset by increased trading activity. Interest income also declined during the quarter on lower interest rates versus same period last year offset by an increase in customer assets.
•	Earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA") for the three months ended December 31, 2007 was approximately $2.3 million, 20% of total revenues.
•	Earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA") for the twelve months ended December 31, 2007 was approximately $8.3 million, 17% of total revenues.

Other recent highlights include:
•	Repurchased approximately 700,000 shares of common stock during the three months ended December 31, 2007.
•	Retired all 12% convertible bonds including accrued interest during the three months ended December 31, 2007. Total principal paid was $330,000 and accrued interest paid was $180,034.
•	Added 650 desktops to the RushGroup platform during the three months ended December 31, 2007.
•	Increased customer assets to $946 million during the three month period ended December 31, 2007, up 11% from the comparable period in 2006.
•	Achieved revenue per employee of approximately $530 thousand which is based on an average of 94 full-time employees for the twelve months ended December 31, 2007.
•	Declared all accumulated dividends payable on all series of preferred stock to holders of record on September 28, 2007 and made payments by October 19, 2007.
•	Completed the transition and went live with the second co-location data center facility in Chicago to further integrate RushGroup into our Chicago infrastructure.

FINANCIAL STATEMENTS - Unaudited

In addition to reporting financial results in accordance with generally accepted accounting principles in the United States, or GAAP, Terra Nova provides Non-GAAP statements reflecting Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). These measures are not in accordance with or an alternative for GAAP and may be different from measures used by other companies. The Non-GAAP statements of Adjusted EBITDA eliminate certain items of expenses and losses. The Company's management believes that this statistic is indicative of the relative strength of the Company's operating performance and allows investors to evaluate the current operating and financial performance of the Company's core business. The Company's management uses these measures for reviewing its financial results and for business planning. Terra Nova's management discloses this information externally along with a reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Terra Nova's statements of income, their occurrence in future periods is dependent upon future business and economic factors, among other criteria, and may frequently be beyond the control of management.

Below are the Adjusted EBITDA reconciliations relating to the three and twelve months ended December 31, 2007.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Adjustments - Unaudited
	Three Months Ended December 31,	Twelve Months Ended December 31,
TOTAL REVENUES	$11,658,465	$49,692,834
Operating expenses	10,125,361	44,345,755
Operating income	1,533,104	5,347,079
Interest expense	9,939	65,373
Income before income taxes	1,523,165	5,281,706
Income tax provision	1,066,111	2,450,905
Net income	$457,054	$2,830,801

ADJUSTMENTS:
Depreciation and amortization	$370,786	$1,519,190
Stock-based compensation	347,765	878,121
Interest expense	9,939	65,373
Income tax provision	1,066,111	2,450,905
Litigation settlement (non-recurring item)	(225,000)	225,000
Severance payment (non-recurring item)	295,000	295,000
Total Adjusted EBITDA	$2,321,655	$8,264,390

FINANCIAL STATEMENTS - Unaudited, continued

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
REVENUES
Commissions and fees	$8,218,488	$10,313,110	$33,938,394	$27,741,708
Interest income	2,943,191	3,999,616	13,971,377	9,174,634
Software fees	318,144	128,109	754,316	203,293
Other income	178,642	230,161	1,028,747	416,654

Total revenues	11,658,465	14,670,996	49,692,834	37,536,289

OPERATING EXPENSES
Commissions and clearing	2,498,581	5,403,099	12,905,432	14,164,027
Employee compensation	2,585,297	1,723,836	10,770,607	8,404,957
Quotations and market data	1,713,956	1,682,828	6,064,341	4,530,501
Interest expense on brokerage accounts	1,324,808	1,810,607	6,407,478	4,451,413
Advertising and promotional	56,088	210,824	642,080	622,569
Professional fees	605,478	222,726	2,135,070	1,165,758
Communications and information technology	227,863	70,211	814,432	543,062
Depreciation and amortization	370,786	375,532	1,519,190	1,214,830
Other general and administrative expense	742,504	1,334,866	3,087,125	3,263,085

Total operating expenses	10,125,361	12,834,529	44,345,755	38,360,202

Operating income (loss)	1,533,104	1,836,467	5,347,079	(823,913)

Interest expense	9,939	19,622	65,373	258,368

Income (loss) before income taxes	1,523,165	1,816,845	5,281,706	(1,082,282)

Income tax provision	1,066,111	-	2,450,905	-

Net income (loss)	$457,054	$1,816,845	$2,830,801	$(1,082,282)

Beneficial conversion feature on preferred stock	-	-	-	(23,699,816)

Dividends on preferred stock	(18,995)	(14,297)	(145,827)	(58,152)

Net income (loss) attributable to common shareholders	$438,059	$1,802,548	$2,684,974	$(24,840,250)

Net income (loss) per common share:
Basic	$0.02	$0.08	$0.10	$(2.85)

Diluted	$0.02	$0.07	$0.10	$(2.85)

Weighted average number of common shares:
Basic	26,934,747	23,093,355	27,124,661	8,705,199

Diluted	27,024,524	26,404,895	27,614,074	8,705,199

FINANCIAL STATEMENTS - Unaudited, continued

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2007	2006

Cash and cash equivalents	$7,937,880	$5,733,813
Cash segregated in compliance with federal regulations	144,225,499	156,751,025
Receivables from brokers, dealers and clearing organizations	24,902,262	55,397,271
Receivables from customers and non-customers	47,261,886	56,969,549
Property and equipment, net	1,150,312	614,746
Capitalized software development costs, net	1,883,375	1,754,114
Intangible assets, net	5,481,660	6,221,871
Goodwill	7,501,408	9,583,480
Other assets	2,879,082	1,693,392
Total assets	$243,223,364	$294,719,261

LIABILITIES AND SHAREHOLDERS' EQUITY
Line of credit	$10,848,000	$18,625,000
Payables to brokers, dealers and clearing organizations	694,148	911,261
Payables to customers and non-customers	194,493,946	238,622,993
Accounts payable and accrued expenses (including $0 and $42,071 of accrued interest due to related parties at December 31, 2007 and December 31, 2006, respectively)	3,407,832	5,074,011
Accrued preferred stock dividends	29,950	258,520
Income tax liability	592,918	-
Convertible note payable	-	300,000
Convertible bond payable (net of unamortized debt discount of $0 and $8,853 at December 31, 2007 and December 31, 2006, respectively)	-	321,147
Total liabilities	210,066,794	264,112,932

Commitments and contingencies

Shareholders' equity
Preferred stock - cumulative; $10 par value; 38,792 shares authorized; 14,350 and 14,063 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively; liquidation value of $159,104 at December 31, 2007	143,500	140,630
Preferred stock - convertible cumulative; $10 par value; 835,000 shares authorized; 49,480 shares issued and outstanding at December 31, 2007 and December 31, 2006; liquidation value of $651,946 at December 31, 2007	494,800	494,800
Common stock - $0.01 par value, 150,000,000 and 800,000,000 shares authorized at December 31, 2007 and December 31, 2006, respectively; 26,531,557 and 27,184,294 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	265,316	271,843
Additional paid-in capital	51,785,782	52,062,685
Accumulated deficit	(19,532,828)	(22,363,629)
Total shareholders' equity	33,156,570	30,606,329
Total liabilities and shareholders' equity	$243,223,364	$294,719,261

About Terra Nova Financial Group, Inc.

Terra Nova Financial, LLC and RushGroup Technologies, Inc. are wholly-owned subsidiaries of Terra Nova Financial Group, Inc., ("Terra Nova") a public company trading on the OTC Bulletin Board under the symbol TNFG. Terra Nova, through its subsidiaries, primarily operates as a registered broker-dealer and service bureau, covering the equities, equity options, futures and foreign exchange markets.

Terra Nova Financial, LLC ("Terra Nova Financial") is a specialized financial services firm focused on supporting trading professionals. Professional traders, hedge funds and money managers come to Terra Nova Financial for unmatched value in execution, clearing and prime brokerage services. This recognition originated with the firm's role as the sponsoring broker-dealer for the innovative Archipelago ECN (now part of the NYSE Euronext) and has been further earned through its proven mastery of the client experience. Through a portfolio of advanced technology tools including RushGroup Technologies, Inc. proprietary offering, Direct Pro and Direct Plus, Terra Nova Financial empowers self-directed clients to trade, analyze, strategize and report with the precision professionals require. Terra Nova Financial team is built to provide swift, flexible, empowered care and insight, with one goal in mind: clients' success.

RushGroup Technologies, Inc. is Terra Nova's technology development arm, building and continually enhancing proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center.

In 2007, Terra Nova Financial was named Emerging Broker of the Year by the Opal Financial Group and Focus Point Media. The firm was founded in 1994 and is headquartered in Chicago, IL, with a sales presence in New York and San Francisco.

Terra Nova Financial is regulated by the SEC, FINRA and NFA and is a member of Depository Trust Company, National Securities Clearing Corporation, Securities Investor Protection Corporation, and the Options Clearing Corporation. The firm holds trading memberships with the Nasdaq Stock Market, Chicago Stock Exchange, National Stock Exchange, American Stock Exchange, CBOE Stock Exchange, Boston Stock Exchange, NYSE Arca Options, NYSE Arca Equities, Boston Options Exchange and International Securities Exchange and maintains strategic relationships with Merrill Lynch, Pierce, Fenner & Smith, Inc. and R.J. O'Brien & Associates, LLC.

All statements in this presentation that are not historical are forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. Such forward-looking statements may be identified by words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "strategy," or similar statements. Statements reflect the Company's current views concerning future events, these forward-looking statements are subject to risks and uncertainties. These statements are based upon assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors our management believes appropriate. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in these forward-looking statements, including, without limitation, our ability to achieve profitable operations and to maintain sufficient cash to operate our business and meet our liquidity requirements; our ability to obtain financing, if required, on terms acceptable to us, if at all; the success of our research and development; competitive developments affecting our current products; our ability to successfully attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings; our ability to protect our intellectual property; governmental laws and regulations affecting operations; our ability to identify and complete diversification opportunities; the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items; and other factors detailed from time to time in our filing with the Securities and Exchange Commission. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

For more information about Terra Nova's brokerage and clearing services, please visit www.TNFG.com.
For more information about Terra Nova's technology offering, please visit www.rushgroup.com.

Investor Relations: Gregg J. Fuesel, 1-312-827-3654
Media Contact: Christopher Hartman, 1-312-827-3695